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                                                                     EXHIBIT 21.

AMC ENTERTAINMENT INC. AND SUBSIDIARIES

AMC ENTERTAINMENT INC.

    American Multi-Cinema, Inc.

    AMC Entertainment International, Inc.

       AMC Entertainment International Limited

             AMC Entertainment Espana S.A.

             Actividades Multi-Cinemas E Espectaculos, LDA

             AMC Theatres of U.K., Limited

       AMC De Mexico, S.A., De C.V.

       AMC Europe S.A.

    National Cinema Network, Inc.

    AMC Realty, Inc.

       Centertainment, Inc.

    AMC License Corp.

    AMCPH Holdings, Inc.

All Subsidiaries are wholly-owned.